       THIS PLEDGE AGREEMENT made as of the 21st day of November, 1995.


B E T W E E N:


               ATLAS CORPORATION, a corporation incorporated under the laws of the State of Delaware

               (hereinafter called the "Pledgor")

                                                               OF THE FIRST PART


               - and -


               FIRST MARATHON INC., a corporation incorporated under the laws of the Province of Ontario

               (hereinafter called the "Pledgee")

                                                              OF THE SECOND PART



       WHEREAS pursuant to a loan agreement (the "Agreement") made as of the 21st day of November, 1995 made between the Pledgor and the Pledgee, the Pledgor promised to pay certain principal, interest, fees and expenses to the Pledgee;

i) 4,219,624 common shares of Granges Inc; (b) 2,419,355 common shares of Dakota Mining Corporation; (c) subject to any prior rights under the Escrow Agreement (as defined in the Agreement) up to 50% of the Underlying Granges Shares (as defined in the Agreement) in the circumstances and under the conditions described in clause 5.01 of the Agreement; and (d) subject to any prior rights under the Trust Agreement (as defined in the Agreement), the Net Proceeds (as defined in the Agreement) or any portion thereof which are released to the Pledgor, in the circumstances and under the conditions described in clause 5.01 of the Agreement (collectively, the "Securities");

       NOW THEREFORE, in consideration of the premises and the respective covenants and agreements hereinafter contained and other good and valuable consideration,
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the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto covenant and agree each with the other as follows:

I. As collateral security for the due and punctual payment by the Pledgor of all amounts owing to the Pledgee, from time to time, under the Agreement and the due performance by the Pledgor of all of its obligations thereunder (collectively, the "Obligations"), the Pledgor hereby grants to the Pledgee a continuing security interest (the "Security Interest") in the Securities pursuant to the Personal Property Security Act, (Ontario) (the "Act"), and pursuant to the provisions of any other applicable personal property security legislation in any jurisdiction where the Securities may be situate. The Pledgor and Pledgee agree that the attachment of the Security Interest has not been postponed. Furthermore, for greater certainty, the Pledgor and Pledgee acknowledge and agree that the Security Interest in respect of the Securities referred to in sub-clauses (d) and (e) of the second recital hereof shall attach on the date hereof, subject to any prior rights or security interests under the Trust Agreement and the Escrow Agreement.

II. Subject as hereinafter provided, the certificate(s) (or, in the case of the Net Proceeds, evidence of deposit) evidencing the Securities, together with transfer power(s) in respect thereof, duly executed in blank by the Pledgor, shall be held and retained by the Pledgee (or in trust for its benefit) and shall be dealt with in accordance with the provisions of this agreement and the Act and the Securities evidenced by such certificates shall act as general and continuing security for the due and punctual performance by the Pledgor of the Obligations.

III. Until such time as the Security Interest becomes enforceable by the Pledgee, the Pledgor shall be entitled to: (i) receive all dividends or other distributions and interest paid in respect of the Securities, which the Pledgor covenants and agrees will be applied exclusively for payment of interest and principal due and owing under the Agreement in the event that the Security Interest becomes enforceable, and (ii) exercise, either directly or indirectly or, if the Securities are registered in the name of the Pledgee or its nominee, by power of attorney or proxy, all the rights and powers of a holder of such Securities including, without limitation, the right to vote from time to time exercisable in respect of the Securities and to give proxies, consents and waivers in respect thereof. If the Securities have been registered in the name of the Pledgee or its nominee, the Pledgee will execute and deliver (or cause to be executed and delivered) to the Pledgor all directions and other instruments as the Pledgor may request for the purpose of enabling the Pledgor to receive and retain all payments that the Pledgor would otherwise be entitled to retain pursuant to item (i) above.

IV. Subject to the provisions set out below, the Pledgor shall be entitled, upon the payment in full of all amounts owing under the Agreement and the discharge thereof by the Pledgee, to require the Pledgee and the Pledgee hereby agrees to release and deliver or take

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whatever steps are necessary to release and deliver to the Pledgor or its nominee(s) the certificates evidencing the Securities, if then in the possession of the Pledgee or if such certificates are not then in possession of the Pledgee, to acknowledge that its interest in the Securities has been released and to take whatever steps are necessary in order to discharge such interest under the Act.

V. Subject to the term of the Trust Agreement (as defined in the Agreement), the Pledgor covenants that so long as any amounts remain owing under the Agreement, unless the Pledgee otherwise consents in writing, the Pledgor shall not sell, loan, mortgage, pledge, charge, subject to a security interest or otherwise dispose of or encumber the Securities or suffer or permit the Securities to be sold, loaned, mortgaged, pledged, charged, subjected to a security interest or otherwise disposed of.

VI.          If:

       A. the Pledgor shall fail to pay when due any amount of principal, interest or fees owing to the Lender under the Agreement;

       B. if any representation or warranty made by the Pledgor in the Agreement or hereunder or in any certificate or other document delivered to the Pledgee pursuant hereto or thereto shall have been false or incorrect in any material respect as of the date when such representation or warranty was made;

       C. if the Pledgor shall fail to perform or observe or be in compliance in any material respect with any other provision, term, condition or covenant contained or provided for hereunder or in the Agreement or in any other document executed pursuant hereto or the Agreement, on its part to be performed or observed and such failure shall not have been remedied within 15 days of written notice thereof by the Pledgee to the Pledgor, unless the Pledgee shall have agreed to a longer period and, in such event, within the period agreed to by the Pledgee;

       D. if the Pledgor becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under any bankruptcy law or regulation, is adjudged bankrupt, or files a petition or proposal to take advantage or any act of insolvency;

       E. if a writ of execution, distress or attachment or similar process is issued or levied against all or a substantial portion of the assets of the Pledgor in connection with any default by it in the payment of any amount and such writ of execution,distress, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within 45 days after its issue or levy; and

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       F.    if this agreement or the Agreement or any other document executed pursuant to this agreement or the Agreement shall, for any reason, cease to be in full force and effect or is declared to be null and void by the Pledgor.

the Pledgee shall give the Pledgor written notice of such default, which notice shall set forth the particulars of such default (the "Notice of Default"), whereupon the Security Interest shall immediately become enforceable.

I. Upon the Security Interest becoming enforceable the provisions of the Act shall govern the respective rights, remedies and obligations of the Pledgee and the Pledgor in respect of the default in question.

II. If the Securities or any of them are changed, classified or reclassified, subdivided, consolidated or converted into a different number or class of securities or otherwise, the securities resulting from such change, classification, reclassification, subdivision, consolidation or conversion shall be delivered to and held by or on behalf of the Pledgee, in place of or in addition to the Securities and the provisions of this agreement shall apply thereto, mutatis mutandis.

III. Any notice or other communication required or permitted to be given by one party to the other shall be given in writing by personal delivery addressed and delivered to such other party as follows:\

       A.    to the Pledgor at:\

             Atlas Corporation
             Republic Plaza
             370 Seventeenth Street
             Suite 3150
             Denver, Colorado

             Attention: The President

             Facsimile No.:  (303) 892-8808

       A.    to the Pledgee at:\

             2 First Canadian Place
             Suite 3200
             Toronto, Ontario

                                     -75-
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             M5X 1J9

             Attention:  Robert Sellers

             Facsimile No.:  (416) 869-7400

and any such notice shall have been deemed to have been given when delivered, or if sent by telecommunications device, on the first Business Day following such transmission.

I. The division of this agreement into Sections and subsections is for convenience of reference only and shall not affect the interpretation or construction of this agreement.

II. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties agree to submit to the jurisdiction of the courts of such province should any dispute arise among them with respect to any of the matters contemplated by this agreement.

III. In this agreement the use of the singular number shall include the plural and vice versa, the use of gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate or politic, an association or any other incorporated or unincorporated form of organization or entity.

IV. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day (being a day other than a Saturday, Sunday or statutory holiday in the City of Toronto, Ontario), the period in question shall end on the immediately following business day.

V. The agreement may be executed in several counterparts (by original or facsimile signature) with all copies thereof together constituting one original document and, not withstanding its date of execution, shall be deemed to have been executed as of the date first above written.

VI. The parties hereto shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

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VII.         This agreement constitutes the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This agreement supersedes any and all agreements, understandings and representations made between the Pledgee and the Pledgor or by any of them to the other prior to the date hereof with respect to the subject matter of this agreement and this agreement shall not be amended except by a memorandum in writing signed by both parties hereto, and any amendment hereof shall be null and void and shall not be binding upon or affect any party which has not given its consent as aforesaid.

VIII. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. For greater certainty, the Pledgee may assign its rights under this agreement at any time to a person to which it assigns its rights under the Agreement, but only if such assignee acknowledges in writing the rights of the Pledgor under this agreement.

             IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date set forth at the top of the first page hereof.


                       ATLAS CORPORATION


                       Per:__________________________ c/s
                         Authorized Signing Officer


                       FIRST MARATHON INC.


                       Per:__________________________ c/s
                         Authorized Signing Officer

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